Exhibit 21.0
                               FIRST CASH, INC.
                                 SUBSIDIARIES
                                 ------------

                                                     Percentage
                                    State of           Owned
         Subsidiary Name         Incorporation     by Registrant
         ---------------         -------------     -------------

 American Loan and Jewelry, Inc.    Texas              100%
 Famous Pawn, Inc.                  Maryland           100%
 JB Pawn, Inc.                      Texas              100%
 Miraglia, Inc.                     California         100%
 Capital Pawnbrokers, Inc.          Maryland           100%
 Silver Hill Pawn, Inc.             Maryland           100%
 Elegant Floors, Inc.               Maryland           100%